INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Assignment Agreement (this“Agreement”) dated as of August 6, 2007 (the “Effective Date”) is by and between Medtronic, Inc., a Minnesota corporation (“MDT”), and Biophan Technologies, Inc., a Nevada corporation (“Biophan”). MDT and Biophan are individually a “Party”, and together are the “Parties,” to this Agreement.

WHEREAS, MDT has determined that it is in its business interest to acquire certain Intellectual Property of Biophan and Biophan has determined it is in its business interest to sell such Intellectual Property to MDT.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  DEFINITIONS. As used herein, the following terms will have the following meanings:

“Action” means any Claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, patent interference, opposition, Third Party requested patent re-examination, notice or proceeding, in each case, to, from, by or before any Governmental Authority.

“Affiliate” of a specified person (natural or juridical) means a person that now or hereafter directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation; provided that, with respect to Biophan, except for the purposes of Section 2.2, “Affiliate” shall not include Myotech, LLC (“Myotech”) or TE Bio, LLC, and Section 2.2 shall not apply to Myotech unless and until Biophan owns over 50% of the Myotech member interests or other indicia of ownership.

“Ancillary Agreements” means any agreements, certificates, instruments and documents executed and delivered pursuant to any of Sections 3.3 (a), (c) to (e), (h) and (i) of this Agreement.

“Assigned Intellectual Property Rights” means all Intellectual Property of Biophan as of the Closing date which are necessary to practice the Technology, including, but not limited to, the Assigned Patent Rights.

“Assigned Patent Rights” means (a) the Patent Rights related to the patents set forth on Schedule 1 hereto; and (b) all counterpart Patent Rights of any of the Patent Rights in subpart (a).

“Biophan” is defined in the Preamble to this Agreement.

“Biophan Disclosure Schedule” is defined in the Preamble to Article 4 of this Agreement.

"Biophan Field" means any technology related to medical devices, methods and compositions that (a) minimize unwanted MRI imaging artifacts; (b) create enhanced imaging modalities, such as intraluminal imaging and spectroscopy; (c) track and/or localize surgical tools in an MRI environment; and/or (d) provide high performance transmission of information or power in vivo by photonic means.

“Boston Scientific License” means the License Agreement dated June 30, 2005, between Biophan and Boston Scientific Scimed, Inc.

“Business Day” means any weekday other than a weekday on which banks located in Minneapolis, Minnesota are authorized or required to be closed.

“Claim” means any assertion of right whatsoever (including those arising from debts, bonds, promises, damages, equitable claims and judgments), whether liquidated or unliquidated, known or unknown, fixed or contingent, direct or indirect, or imputed.

“Closing” is defined in Section 3.3 (Closing Time and Place).

“Code” is defined in Section 3.1 (Payments).

“Confidential Information” means (i) the non-public information in this Agreement, and the Ancillary Agreements; (ii) the details of the discussions and drafts leading up to the execution of this Agreement or the Ancillary Agreements; and (iii) any information or compilation of information of one of the Parties hereto (the “Disclosing Party”) which becomes known to another Party (the “Receiving Party”) that is not generally known to the public, including trade secrets, whether disclosed before or after the date of this Agreement, excluding information which:

(a) was already in the possession of the Receiving Party prior to the Receiving Party’s receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without breach of a confidentiality or non-disclosure obligation related to such information);

(b) is or becomes a matter of public knowledge through no act of the Receiving Party or its Affiliates or Representatives in violation of this Agreement;

(c) is disclosed to the Receiving Party or its Affiliates on a nonconfidential basis by a Third Party who lawfully obtained such information and is under no obligation to maintain the confidentiality of such information; or

(d) has been independently developed by the Receiving Party without breach of this Agreement or use of any Confidential Information of the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof).

Information meeting the above definition shall be treated as Confidential Information regardless of its source, and all information identified as being “confidential” or “trade secret” or labeled with words of similar import shall be presumed to be Confidential Information. Confidential Information includes information being held in confidence by a Disclosing Party for the benefit of a third party.

“Consents” is defined in Section 4.3 (Consents).

“Contractual Obligation” means, with respect to any Person, any legal, valid and binding contract, agreement, deed, note, debenture, warrant, option, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound, in each case as amended or otherwise modified and in effect.

“Disclosing Party” is defined in “Confidential Information.”

“Dispute” means any dispute, controversy, Action, or other issue relating to or arising under or in connection with this Agreement or any of the Ancillary Agreements, their subject matter, or their formation, interpretation, performance or breach, including fraud in the inducement and the validity, scope and enforceability of the agreement to arbitrate set forth in Section 8.13 (Alternative Dispute Resolution).

“Effective Date” is defined in the Preamble.

“Encumbrance” means any interest relating to or arising out any lien, license, covenant not to sue, option, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership.

“Exploit” means make, have made, use, import, export, offer to sell, sell or otherwise dispose of. “Exploited,” “Exploitation” and other variants or variations of the word “Exploit” shall have correlative meanings.

“Field” means use of Technology in or for a medical device.

“Filings” is defined in Section 4.3 (Consents).

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational governmental organization or authority or any governmental authority, agency or commission in each case entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, but excluding any action or inaction in the course of the ex parte preparation or prosecution of any Patent Right and any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award of general applicability.

“Indemnified Party” means a Person to whom indemnification is provided under this Agreement.

“Indemnifying Party” means a Person providing indemnification under this Agreement.

“Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including (a) inventions, discoveries, patent applications, patents (including letters patent, industrial designs, and inventor’s certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, re-exams, renewals, divisions, continuations, continuations in part, continued prosecution applications, and other similar filings or notices provided for under the laws of the United States or of any other country; and (b) trade secrets and other confidential or non-public technical information, including ideas, formulas, compositions, inventor’s notes, discoveries, improvements, concepts, know-how, manufacturing and development information, data resulting or derived from research activities, Inventions, invention disclosures, unpatented blue prints, drawings, specifications designs, plans, proposals and technical data.

“Invention” means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether strict, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under U.S. generally accepted accounting principles to be accrued on the financial statements of such Person.

“Losses” means all Actions, Claims, Liabilities, damages, judgments, amounts paid in settlement, assessments, Taxes, losses, fines, penalties, expenses, costs and fees (including reasonable attorneys’ fees), and amounts, costs and reasonable attorneys’ fees associated with seeking indemnification hereunder.

“MDT” is defined in the Preamble.

“Notices” is defined in Section 4.3 (Consents).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement, trust agreement and instrument and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by laws, voting, agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case as amended or supplemented.

“Party” and “Parties” are defined in the Preamble.

“Patent Rights” means (i) any and all U.S. and foreign: (a) patents (including utility and design patents); (b) patent applications (including utility and design patent applications), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; and (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, (d) patent rights obtained from Third Parties through an interference proceeding based upon any patent or application in (a)-(c),and (ii) any other form of government-issued right substantially equivalent to any of the foregoing now or hereafter recognized including, for example, statutory invention disclosures or the like.

“Payment” is defined in Section 3.1 (Payments).

“PCT Application 66143“ means PCT Application No. US2007/66143, entitled Resonant Tuning Module for Implantable Devices and Leads, filed April 6, 2007.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Receiving Party” is defined in “Confidential Information.”

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, partner, trustee or other representative of such Person, including legal counsel, accountants and financial advisors.

“Tangible Materials” means documents, files (including electronic files), diagrams, drawings, plans, specifications, designs, schematics, records, reports, lab or research notebooks, drawings, flow charts, specifications, written descriptions, invention disclosures, source code, data, photographs of three-dimensional prototypes and models, or other written, graphic or tangible materials or embodiments (other than three-dimensional prototypes and models) relating to the Assigned Patents, and all correspondence and files relating to the prosecution of the Assigned Patents, in each case, within the possession, custody or control of Biophan or its Affiliates.

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Technology” means any technology, including, but not limited to, electrochemical and magnetic shielding, filtering, shunting or generation of cancellation current, that is used or useful in products providing for or enhancing of the safety or compatibility (as used herein, “compatibility” excludes MRI imaging compatability) of a product with respect to an MRI scan of a patient.

“Third Party” means any Person other than the Parties and their Affiliates.

“Third Party Claim” means any Claim by a Third Party with respect to any matter that may give rise to a Claim for indemnification under this Agreement.

2.	ASSIGNMENT, LICENSES AND COVENANTS NOT TO SUE.

2.1  Assigned Patent Rights. Effective as of the Closing, subject to the terms of this Agreement, Biophan hereby sells, conveys, assigns and transfers to MDT all its interests in and to the Assigned Intellectual Property Rights, together with the right to sue and collect for past infringement. MDT accepts the Assigned Intellectual Property Rights, provided, that MDT does not assume any liabilities or obligations of Biophan related to the Assigned Intellectual Property or otherwise.

2.2  Biophan’s Covenant Not To Sue.

(a) IP Covenant. Effective as of the date hereof and for a period of seven (7) years hereafter, Biophan hereby irrevocably covenants, agrees and warrants that Biophan shall not, and shall cause its Affiliates not to, sue, assert or commence any Action or proceeding (or participate in, join or otherwise aid in any Action) against MDT or its Affiliates (or their employees, agents, customers, distributors, sales representatives, end users or suppliers with respect to products of MDT or its Affiliates) for past or future infringement or misappropriation of any of the Assigned Intellectual Property Rights at any time anywhere in the world for Exploiting any products or services or practicing any methods.

(b) Limited Right to Extend Covenant to Third Parties. The covenant not to sue in Sections 2.2(a) shall inure to the benefit of the respective permitted successors and assigns of MDT and its Affiliates, and may be extended by MDT and its Affiliates with respect to any product line, to any Third Party that acquires substantially all the assets relating to such product line; provided, however, that the covenant not to sue shall not apply to St. Jude Medical, Boston Scientific Scimed, Inc. or Greatbatch, Inc. or their successors.

(c)  Termination. The covenants not to sue in Section 2.2(a) shall terminate, as applicable, (i) effective simultaneously with the Closing, if the Closing shall occur, or (ii) upon termination of the Parties obligation to proceed to the Closing pursuant to Section 3.4 provided that before such termination Biophan shall have satisfied all of the conditions to Closing set forth in Section 3.3.

3.	PAYMENTS; CLOSING.

3.1  Payments. MDT shall pay the following to Biophan in exchange for the rights granted hereunder:

(a)  In exchange for the consideration set forth in Section 2.2 and for Biophan’s agreements set forth in Section 6.11, MDT shall pay Biophan as follows (the “Initial Consideration”):

(i) on the date hereof, MDT shall pay Biophan Five Hundred Thousand Dollars ($500,000);

(ii) on the date that is thirty (30) days after the date hereof, provided that Biophan is not in material breach of its obligations hereunder and the Closing shall not have occurred by such date, MDT shall pay Biophan Five Hundred Thousand Dollars ($500,000); and

(iii) on the date that is sixty (60) days after the date hereof, provided that Biophan is not in material breach of its obligations hereunder and the Closing shall not have occurred by such date, MDT shall pay Biophan Five Hundred Thousand Dollars ($500,000).

(b) In exchange for the Assigned Intellectual Property Rights, subject to the terms hereof, at the Closing, MDT shall pay Biophan Ten Million Dollars ($10,000,000) (such amount, the “Closing Payment”); provided that such Closing Payment shall be reduced to Nine Million Dollars ($9,000,000) in the event that the Closing occurs on a date that is more than fifty-nine (59) days after the date hereof and MDT makes the payment described in Section 3.1(a)(iii).

3.2  Method of Payment. Payments of the Initial Consideration and the Closing Payment shall be made by wire transfer to an account designated by Biophan. The amounts payable hereunder shall be paid in United States dollars.

3.3  Closing Time and Place. The Closing of the purchase and sale of the Assigned Intellectual Property Rights and the transactions contemplated by the Ancillary Agreements (the “Closing”) shall take place three (3) Business Days after all of the conditions to closing set forth in this Section 3.3 shall have been satisfied or waived by MDT in writing. At the Closing, MDT shall make the payment described in Section 3.1(b). Notwithstanding anything to the contrary herein, MDT’s obligation to proceed to the Closing shall be conditioned on the following:

(a) MDT’s receipt of written certification from the Secretary or an Assistant Secretary of Biophan dated as of the Closing Date as to (i) the incumbency and specimen signature of each officer of Biophan executing this Agreement or any of the Ancillary Agreements and (ii) the resolutions adopted by the Board of Directors of Biophan authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, each as amended, modified and in effect as of the Closing Date;

(b) All permissions, releases, Consents or approvals, governmental or otherwise, necessary on the part of Biophan to consummate the transactions contemplated this Agreement shall have been obtained, including, but not limited to MDT’s receipt of a letters from the appropriate persons authorizing the release of all Encumbrances such persons have upon the Assigned Intellectual Property, and terminations of, or authorizations to file partial terminations as they relate to the Assigned Intellectual Property Rights for each UCC financing statement naming any of such holders as a “secured party,” to the extent such UCC statements related to Assigned Intellectual Property;

(c)  MDT shall have received a certificate, dated as of the date of the Closing, executed by the an authorized officer of Biophan representing and warranting to MDT that (i) each of Biophan’s representations and warranties in this Agreement are true and correct in all respects both on the date of this Agreement and on the date of the Closing with the same force and effect as if made on and as of the date of the Closing except to the extent such representations are made expressly as of an earlier date, which representations will be true and correct in all respects as of such earlier date; and (ii) all of the covenants and obligations that Biophan is required to perform or to comply with pursuant to this Agreement at or prior to the Closing have been performed and complied with in all respects;

(d) There shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction which makes the consummation of the transactions contemplated hereby illegal;

(e) No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no governmental investigation that might result in any such suit, action or other proceeding shall be pending or threatened;

(f) MDT and Biophan shall have agreed to the terms of and entered into a consulting agreement on reasonable terms and conditions and providing for Biophan’s provision of consulting services to MDT for a period of at least one year following the Closing, subject to the availability to Biophan as employees or consultants of the two (2) full-time employees who are most knowledgeable about the Technology (provided that Biophan agrees that it shall not take action to terminate such employees prior to the Closing or during the term of such consulting agreement); and

(g) MDT shall have received from Biophan such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to MDT all right, title and interest in the Assigned Intellectual Property Rights, free and clear of all Encumbrances, all in form and substance reasonably satisfactory to MDT and its counsel.

3.4  Termination of Closing. The respective obligations of the Parties to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a) By and at the option of MDT if the Closing shall not have occurred within 90 days from the date hereof; provided that MDT shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(b) By and at the option of Biophan if the Closing shall not have occurred within 90 days from the date hereof; provided that Biophan shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(c) By and at the option of MDT, if Biophan shall be in material breach of its obligations under this Agreement and such breach is not cured within fourteen (14) days of MDT’s notice of such breach is sent to Biophan.

(d) At any time, without liability of any party to the others, upon the mutual written consent of Biophan and MDT.

The termination of the Parties’ obligation to consummate the Closing shall have no effect on any other rights or obligations of the Parties hereunder, including, but not limited to, obligations under Section 2.2.

4.	BIOPHAN’S REPRESENTATIONS AND WARRANTIES.

Biophan represents and warrants to MDT that the statements contained in this Section 4 are true, correct and complete as of the date hereof and as of the Closing, except as set forth in the Biophan’s disclosure schedule accompanying this Agreement (the “Biophan Disclosure Schedule”). The Biophan Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

4.1   Authorization. Biophan is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Biophan has the full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its respective obligations under this Agreement and under each such Ancillary Agreement. All corporate actions or proceedings to be taken by or on the part of Biophan to authorize and permit the execution and delivery by Biophan of this Agreement and each of the Ancillary Agreements to which it is a party and to perform its respective obligations under this Agreement and under such Ancillary Agreements have been duly taken. This Agreement has been duly executed and delivered by Biophan and constitutes the legal, valid and binding obligation of Biophan, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. Each of the Ancillary Agreements to which Biophan is a party will be, as of the Closing, duly executed and delivered by Biophan and will constitute, as of the Closing, the legal, valid and binding obligation of Biophan, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

4.2  Noncontravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby by Biophan will (i) conflict with or result in a breach of or default under the Organizational Documents of Biophan, (ii) violate any material Legal Requirement to which any of Biophan or its Affiliates or any of their assets or property is subject, (iii) conflict with or result in a breach of, default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate any material Contractual Obligation by which Biophan or its Affiliates or any of their assets or property is bound or subject, (iv) result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Assigned Patent Rights, or (v) result in the creation of any Claim that could result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Assigned Patent Rights.

4.3  Consents. No approval, authorization, permit, license, waiver or consent is required from any Third Party (including any Governmental Authority) (collectively, the “Consents”) and no filing or notice is required to be made with or given to any Third Party (including any Governmental Authority) (respectively, the “Filings” and the “Notices”) for Biophan and its Affiliates to accomplish the transactions contemplated by this Agreement and the Ancillary Agreements.

4.4  Litigation. There is no Action pending or, to the Knowledge of Biophan, threatened against or involving any of Biophan or its Affiliates that could adversely affect (i) the Assigned Intellectual Property Rights or (ii) the ability of Biophan or its Affiliates to consummate the Closing or perform any obligations under this Agreement or the Ancillary Agreements. For purposes of this Section 4.4, threatened Actions shall include requests for interference, Third Party requests for re-examination and requests for oppositions.

4.5  Title. Biophan owns, and as of the Closing shall own, all rights, title and interests in and to the Assigned Intellectual Property Rights and has the full right and power to assign good title to the Assigned Intellectual Property Rights, in each case free and clear of all Encumbrances and all Claims. There is no agreement granting rights under the Assigned Intellectual Property Rights or imposing obligations with respect to the Assigned Intellectual Property Rights.

4.6  Intellectual Property.

(a) Completeness. The Assigned Patent Rights listed on Schedule 1 include all Patent Rights in which Biophan or any of its Affiliates has any right, title or interest in the Field, including without limitation any rights under licenses. Biophan has provided MDT with correct and complete copies of all such Patent Rights.

(b) Representations Regarding Intellectual Property. With respect to each patent and patent application included within the Assigned Intellectual Property Rights:

(i) each issued, unexpired patent: (a) is, to the knowledge of Biophan, valid and enforceable; and (b) has been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patent, and Biophan and its Affiliates and their Representatives have not engaged in any fraud or other misconduct with regard to the prosecution or procurement of such patent;

(ii) no claim has been asserted or threatened by any person, with respect to the use of the Assigned Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the knowledge of Biophan, no valid basis for any such claim exists;

(iii) to the knowledge of Biophan, no person, business or products has infringed, misused or misappropriated the Assigned Intellectual Property Rights or currently is infringing, misusing or misappropriating any such rights, and to the knowledge Biophan, neither the use of the Assigned Intellectual Property Rights, nor the manufacture, marketing, distribution, use or sale of any product or service currently under development by Biophan, infringes on the Intellectual Property of any person in a manner;

(iv) for each issued, unexpired patent or pending patent application, in all material respects, (A) all necessary application, annuity, maintenance and renewal fees in connection with all patent and patent applications have been paid and (B) all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the patent registrations or applications; and

(v) no issued, unexpired patent is undergoing cancellation, re-examination, termination or withdrawal proceedings.

4.7  Solvency; Fair Consideration. As of the Closing, Biophan shall be solvent. As of the Closing, the sum of Biophan’s assets, at a fair valuation, shall be greater than the sum of its debts, and Biophan shall be able, and will be able immediately following the consummation of the transactions contemplated by this Agreement, generally to pay its debts as they become due. The obligations of Biophan under this Agreement will not render Biophan insolvent. Biophan is receiving fair consideration and reasonably equivalent value in exchange for the assets transferred by Biophan to MDT and the obligations incurred by Biophan and its Affiliates pursuant to this Agreement. The transactions contemplated by this Agreement and the Ancillary Agreements shall not cause Biophan to be left with unreasonably small capital. Biophan shall retain sufficient current capital to fund its operations and meet its obligations under this Agreement for a period of at least twelve months after the Closing.

5.	MDT’S REPRESENTATIONS AND WARRANTIES.

MDT represents and warrants to Biophan that the statements contained in this Section 5 are true and correct as of the date hereof and on the Closing date.

5.1  Organization. MDT is a Minnesota corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

5.2  Authorization. MDT has the full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its respective obligations under this Agreement and under each such Ancillary Agreement. All corporate actions or proceedings to be taken by or on the part of MDT to authorize and permit the execution and delivery by MDT of this Agreement and each of the Ancillary Agreements to which it is a party and to perform its respective obligations under this Agreement and under such Ancillary Agreements have been duly taken. This Agreement has been duly executed and delivered by MDT and constitutes the legal, valid and binding obligation of MDT, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. Each of the Ancillary Agreements to which MDT is a party will be, as of the Closing, duly executed and delivered by MDT and will constitute, as of the Closing, the legal, valid and binding obligation of MDT, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

5.3  Noncontravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby by MDT will (i) conflict with or result in a breach of or default under the Organizational Documents of MDT, or (ii) violate any material Legal Requirement to which MDT or any of its assets or property is subject.

5.4  Consents. No Consents, Filings or Notices are required for MDT to accomplish the transactions contemplated by this Agreement and the Ancillary Agreements.

5.5  No Other Representations and Warranties. Except as expressly set forth in Section 5 of this Agreement, MDT makes no representation or warranty, express or implied, at law or in equity with respect to this Agreement, or otherwise.

6.	COVENANTS.

6.1  Closing. Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, with respect to Biophan, using such commercially reasonably efforts to satisfy the conditions to the Closing set forth in Section 3.3.

6.2  Protection of the Subject Intellectual Property. From the Effective Date until the Closing, Biophan shall, and shall cause its Affiliates and Representatives to:

(i) use commercially reasonable efforts to preserve and to maintain and protect their rights, title and interests in and to the Assigned Intellectual Property Rights;

(ii) use commercially reasonable efforts to pay or otherwise satisfy all of its and their respective Liabilities in respect of the Assigned Intellectual Property Rights; and

(iii) comply with all Legal Requirements applicable to the Assigned Intellectual Property Rights.

6.3  Boston Scientific License Agreement. The Parties acknowledge and agree that certain of the Assigned Intellectual Property Rights are subject to certain rights of Boston Scientific Scimed, Inc. pursuant to the Boston Scientific License Agreement. The Parties further acknowledge and agree that the following provisions shall apply to the Boston Scientific Agreement:

(a)  Biophan will not assign, and MDT will not assume, the Boston Scientific License Agreement and MDT shall have no obligations to Boston Scientific Scimed, Inc. thereunder.

(b)  Biophan will continue to perform all of its obligations in full compliance with and pursuant to the terms of the Boston Scientific License Agreement.

(c) As of the Closing, Biophan hereby assigns to MDT all rights, title and interests Biophan has to “Royalties” with respect to “Non-Exclusive Products” (as term is defined in the Boston Scientific License Agreement) and shall remit such amounts to MDT upon receipt thereof from Boston Scientific Scimed, Inc..

6.4  PCT Application 66143. Promptly after the Closing, the Parties shall cooperate with each other and use good faith efforts to amend PCT Application 66143 so that the claims of PCT Application 66143 are directed only to inventions in the Field, and to file a continuation or other appropriate application claiming priority to PCT Application 66143 (“Ancillary Application”), whereby the claims of the Ancillary Application are directed only to inventions in the Biophan Field. Upon the filing of the Ancillary Application, MDT agrees to sell, convey, assign and transfer, and hereby sells, conveys, assigns and transfers to Biophan all its interests in and to the Ancillary Appilcation, together with the right to sue and collect for past infringement. The Parties acknowledge that the objective of this Section 6.4 is to have each Party own a patent application containing the claims of PCT Application 66143 that are directed to its particular field, but not any claims that are directed to the field of the other Party.

6.5  Further Assurances. From time to time upon request by MDT, Biophan will, and will cause its Affiliates to, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, license grants, conveyances, powers of attorney, and assurances that may be required to carry out the purposes of this Agreement. Without limiting the foregoing, following the Closing, Biophan shall take such further actions that are reasonably necessary to accomplish the complete transfer and assignment of Biophan’s rights, title and interests in and to the Assigned Intellectual Property Rights to MDT, and to assist MDT as reasonably necessary with the lawful filing and prosecution of Patent Rights, interferences, and oppositions, and with MDT’s determination of whether to continue requests for interferences with respect to the Assigned Patent Rights. During the period between the Effective Date and the Closing, Biophan will notify MDT in writing within ten (10) Business Days after Biophan becomes aware that any interference is declared involving any of the Assigned Patent Rights.

6.6  Third Party Actions. Except as agreed to by the Parties in writing, following the Closing, MDT will have the sole and exclusive right and discretion to enforce the rights, title and interests in and to the Assigned Intellectual Property Rights against Third Parties, subject to the applicable terms of the Boston Scientific License Agreement. Following the Closing, MDT will decide whether or not to institute any proceeding against any Third Party with respect to any alleged infringement or misappropriation of the rights, title and interests in and to the Assigned Intellectual Property Rights in its sole and absolute discretion and will keep all proceeds of any such proceedings. If MDT is unable to enforce any obligation or other right without Biophan being party to an Action, then Biophan shall voluntarily join as a party in such Action as necessary to enforce any such obligation or other right; provided, that MDT agrees in advance to reimburse Biophan for its reasonable fees, costs and expenses relating thereto. Following the Closing, Biophan shall not testify (whether by declaration, affidavit, or in person) and Biophan shall not challenge or assist any Third Party in challenging the validity, enforceability or value of the Assigned Intellectual Property Rights, in each case other than under subpoena or similar legal order. Biophan shall not, and shall cause its Affiliates not to, assist any Third Party in the assertion of any Patent Rights in the Field against MDT or its Affiliates, other than under subpoena or other legal process.

6.7  Confidentiality. The Receiving Party agrees to maintain the confidentiality of the Confidential Information of the Disclosing Party and agrees not to disclose or use (except as permitted or required for performance by the Receiving Party of its rights or duties hereunder or under the Ancillary Agreements) any Confidential Information of the Disclosing Party. The Receiving Party further agrees to cause its and its Affiliates’ present and future employees, officers, agents and consultants to comply with the foregoing. If the Receiving Party is requested or required to disclose any Confidential Information of the Disclosing Party pursuant to any order or decree of a court of competent jurisdiction or any applicable law, the Receiving Party shall endeavor to provide the Disclosing Party with advance written notice of any such request or requirement (to the extent practicable) and shall provide reasonable assistance to the Disclosing Party if the Disclosing Party desires to seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, the Receiving Party is nonetheless legally compelled to disclose Confidential Information, the Receiving Party may, without liability hereunder, disclose that portion of the

Disclosing Party’s Confidential Information that the Receiving Party’s legal counsel advises is legally required to be disclosed.

6.8  Public Statements. The Parties acknowledge and agree that as of the Effective Date, Biophan shall issue the press release set forth in Schedule 6.8 (the “Press Release”). Except for the Press Release, no Party or its Affiliate shall publicly disclose information regarding the terms of this Agreement or the Ancillary Agreements or the transactions contemplated hereunder or thereunder. Notwithstanding the foregoing provision, the Parties and their respective Affiliates shall not be prohibited from making any disclosure or release that is required by law, court order, or applicable regulation or that is required to protect any intellectual property right in any territory; provided, however, that prior to any such disclosure or release, the party proposing to so disclose or release information regarding the terms of this Agreement or the Ancillary Agreements shall notify the other parties, and the parties shall cooperate to seek applicable limitations on the public availability of any information that either MDT or Biophan considers sensitive or confidential. Notwithstanding the foregoing, in no event shall either Party be prohibited from making any disclosure or release that is considered necessary by its legal counsel to fulfill an obligation under applicable securities laws or stock exchange rules or regulations, subject to the prior review of such release by the other Party.

6.9  Patent Prosecution. Except as specifically agreed to by the Parties in writing, following the Closing, Biophan will have no right or obligation to file, prosecute or maintain any Patent Rights included in the Assigned Patent Rights. MDT will have no obligation to file, prosecute or maintain any Patent Rights included in the Assigned Patent Rights. Notwithstanding the foregoing, the Parties agree as follows:

(a) Biophan Field Covenant. Biophan hereby irrevocably and perpetually covenants, agrees and warrants that Biophan shall not, and shall cause its Affiliates not to, amend any patent application owned or controlled by it to include a claim that covers the Field (“Field Claim”). The covenant in this Section 6.9(a) shall inure to the benefit of the respective permitted successors and assigns of MDT and its Affiliates, and may be extended by MDT and its Affiliates with respect to any product line, to any Third Party that acquires substantially all the assets relating to such product line. In the event that Biophan or its Affiliates breaches its covenant in this Section 6.9(a), then Biophan agrees to grant (and to cause its Affiliate to grant), and hereby grants, to MDT and its Affiliates an irrevocable, perpetual, paid-up, worldwide, transferable and assignable, exclusive license, with the right to sublicense, to practice methods falling within the scope of the Field Claim in the Field and to Exploit products falling within the scope of the Field Claim in the Field.

(b)  MDT Field Covenant. MDT hereby irrevocably and perpetually covenants, agrees and warrants that MDT shall not, and shall cause its Affiliates not to, amend any of the patent applications set forth on Schedule 6.9(b) to include a claim that covers the Biophan Field (“Biophan Field Claim”). The covenants in this Section 6.9(b) shall inure to the benefit of the respective permitted successors and assigns of Biophan and its Affiliates. The covenants in this Section 6.9(b) shall run with the patent applications set forth on Schedule 6.9(b) and shall be binding on any Third Party acquiring any of the patents applications set forth on Schedule 6.9(b). In the event that MDT or its Affiliates breaches its covenant in this Section 6.9(b), then MDT agrees to grant (and to cause its Affiliate to grant), and hereby grants, to Biophan and its Affiliates an irrevocable, perpetual, paid-up, worldwide, transferable and assignable, exclusive license, with the right to sublicense, to practice methods falling within the scope of the Biophan Field Claim in the Biophan Field and to Exploit products falling within the scope of the Biophan Field Claim in the Biophan Field.

6.10  Tangible Materials. Biophan shall, as soon as reasonably practicable deliver any Tangible Materials that are in the possession of Biophan or its Affiliates or Representatives.

6.11 Exclusivity. Biophan agrees that, during the period ending upon the earlier of (a) 90 days after the date hereof, or (b) such date as MDT terminates its obligation to proceed to the Closing pursuant to Section 3.4, Biophan will not discuss or negotiate with any party (other than MDT or its affiliates), or encourage the submission of inquiries, proposals or offers from any party (other than MDT or its affiliates), or otherwise provide information to any other person, with respect to the sale of or investment in Biophan (whether by merger, combination, sale of assets, sale of stock, or otherwise) or the sale, licensing, distribution, or other disposition of all or any rights in the Assigned Intellectual Property Rights, and that Biophan will, and it will direct its employees, agents, advisors and affiliates, to affirmatively and immediately upon its execution of this Agreement, discontinue any discussions or negotiations with any party (other than MDT or its affiliates) with respect to any of the foregoing.

7.	INDEMNIFICATION.

7.1  Indemnification by Biophan. Biophan and its Affiliates shall jointly and severally indemnify, defend and hold harmless MDT and its Affiliates and Representatives, whether or not involving a Third Party Claim, against all Losses relating to or arising out of:

(a)  (i) the breach of any representation or warranty of Biophan under Section 4 of this Agreement or (ii) the breach of any covenant or obligation of Biophan or its Affiliates in this Agreement or any of the Ancillary Agreements;

(b)  any Third Party Claim arising under or relating to a right to assign title to the Assigned Patent Rights, including any ability of Biophan or its Affiliates to grant any license or make assignments hereunder or any restriction on Biophan’s or its Affiliates’ rights to or make assignments of right, title and interest in and to the Assigned Patent Rights and any Claim or Action by or on behalf of Boston Scientific Scimed, Inc. that the transactions contemplated by this Agreement result in a breach of the Boston Scientific License Agreement; or

(c) any Contractual Obligation of Biophan or its Affiliates to make any payments to any Third Party arising out of or relating to the payment of the Closing Payments.

7.2  Indemnification by MDT. MDT shall indemnify, defend and hold harmless Biophan and its Affiliates and Representatives, whether or not involving a Third Party Claim, against all Losses relating to or arising out of:

(a)  the breach of any representation or warranty of MDT in Section 5 of this Agreement or the breach of any covenant or obligation of MDT in this Agreement or any of the Ancillary Agreements;

(b)  any Claims or Actions by any Third Party arising out of or relating to the Exploitation by MDT or its Affiliates of or relating to products, product systems or procedures derived from or based on the Assigned Intellectual Property Rights other than any Claim or Action by or on behalf of Boston Scientific Scimed, Inc. under the Boston Scientific License Agreement; provided, however, that MDT shall indemnify Biophan as to any Claims by Boston Scientific Scimed, Inc. alleging Boston Scientific Scimed, Inc. is entitled to a license of any claims in any patent within the definition of the Assigned Patent Rights that (i) were inserted in the Assigned Patent Rights after the Closing; and (ii) do not include new matter; and

(c)  any Claims or Actions by any Third Party for product liability, product warranty or similar Claim or Action arising out of or relating to the licensing or sublicensing by MDT under the Assigned Intellectual Property Rights.

7.3  Survival. The terms of this Agreement and all provisions hereof, including all representations, warranties, promises, agreements and covenants, are contractual and not mere recitals and shall survive the execution and delivery of this Agreement and the Closing under this Agreement and, except as expressly stated herein, shall continue in full force and effect thereafter; provided that nothing in this Section 7.3 shall be interpreted as requiring that the representations and warranties set forth in Article 4 be and remain true and correct at times after the Closing subject to MDT’s right pursuant to Section 7.1 to make Claims based on the breach or inaccuracy of such representations and warranties as of the Closing and times prior thereto.

7.4  Notice of Claims. If an Indemnified Party intends to seek indemnification pursuant to this

Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the Claim for which indemnification is sought, including any Third Party Claims in respect of which indemnification is sought under this Agreement. Any such notice shall set forth in reasonable detail, in light of the circumstances then known to the Indemnified Party, the facts, circumstances and basis of the Claim and, if the Claim relates to a Third Party Claim, shall include copies of all papers served upon or received by the Indemnified Party relating thereto. Any delay in the provision of such notice and accompanying materials shall not affect any rights under this Agreement except to the extent that the Indemnifying Party is actually and materially prejudiced thereby (and except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

7.5  Third Party Claims. The Indemnified Party shall have the sole and exclusive right to control of the defense of any Third Party Claim with counsel of its choice, and the Indemnified Party’s reasonable legal fees and expenses shall constitute part of the Losses indemnified under this Agreement. The Indemnified Party may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed)

7.6  Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Section 7 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement under this Agreement.

7.7 Equitable Remedies. In addition to any other relief or remedies afforded by law or in equity, if either Party or any of its Affiliates breaches its obligations under this Agreement, the other Party shall be entitled, as a matter of right and without posting any bond or other security, to injunctive relief in any court of competent jurisdiction. This shall not preclude the granting of any other appropriate relief including, without limitation, money damages against the breaching Party for breach of this Agreement.

8.	MISCELLANEOUS.

8.1  Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Exhibit or Schedule means a Section of or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including but not limited to,” and will not be construed as limiting the general language to which it relates, and the items or matters that follow the word “including” or the words “including but not limited to” or “including without limitation” or similar words in this Agreement shall be construed as illustrative, but not exclusive or complete, examples of what is intended to be so included, (c) the term “or” is not limiting and means “and/or,” (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (g) references to “Dollars” or “$” shall be to U.S. Dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.2  No Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.3  Entire Agreement. Excepts as agreed to by the parties in writing, this Agreement, the Schedules and Exhibits hereto, and the Ancillary Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof.

8.4  Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties; provided, however, that MDT may, without notice to or consent of Biophan, (i) assign all of its rights and interests and delegate all of its obligations under this Agreement to a Third Party in connection with the sale of all or substantially all of the capital stock of MDT or all or substantially all of the assets to which this Agreement relates (whether by merger, consolidation or otherwise) to such Third Party, provided that such Third Party executes a counterpart to this Agreement acknowledging and agreeing to assume all such obligations of MDT and its Affiliates under this Agreement; (ii) assign all of its rights and interests to one or more of its Affiliates; (iii) assign right, title and interest in and to any of the Assigned Intellectual Property Rights to any party; and (iv) designate one or more of its Affiliates to perform its obligations under this Agreement provided that such designation shall not relieve MDT from its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

8.5  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.6  Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7  Notices. All communications between Biophan and MDT relating to this Agreement and the subject matter hereof shall be directed to the persons designated to receive notices set forth in this Section 8.7 or such other individuals as they may designate. All notices, requests, demands, Claims and other communications under this Agreement shall be in writing. Any notice, request, demand, Claim or other communication under this Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon confirmation of facsimile (with a confirmation copy to be sent by overnight delivery) or (iii) one Business Day following the date sent when sent by overnight delivery, at the following address:

If to Biophan:

Biophan Technologies, Inc.
15 Schoen Place
Pittsford, NY 14534
Fax: (585) 267-4831
Attention: CEO

with copies to:

Melissa Mahler, Esq.
15 Schoen Place
Pittsford, NY 14534

If to MDT:

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: General Counsel

Any Party may change the address to which notices, requests, demands, Claims and other communications under this Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

8.8  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. The parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of Minnesota and Hennipen County with respect to any dispute.

8.9  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by MDT and Biophan. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such wavier be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any consent, waiver or amendment signed by Biophan shall be deemed the consent, waiver or amendment of Biophan and its Affiliates and any consent, waiver or amendment signed by a Representative of MDT shall be deemed the consent, waiver or amendment of MDT’s Affiliates pursuant hereto.

8.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any term or provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. For any such invalid or unenforceable provision, the Parties shall use commercially reasonable efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

8.11  Expenses. Except as expressly stated otherwise, each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

MEDTRONIC, INC. By: /s/ Dan Lemaitre
Name:Dan Lemaitre Title:Vice President Corporate Strategy and Development
BIOPHAN TECHNOLOGIES, INC. By: /s/ John Lanzafame
Name: John Lanzafame Title: Chief Operating Officer